UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 17, 2013

ACQUIRED SALES CORP.
(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors

On October 17, 2013, Matthew Ghourdjian ("Ghourdjian") resigned as a director, officer and employee of Acquired Sales Corp. (the "Company") effective as of October 18, 2013.

Also on October 17, 2013, Roger S. Greene ("Greene"), resigned as a director of the Company effective immediately.

Mr. Ghourdjian resigned from his positions in connection with the Mutual Releases described in Item 8.01 below.

Item 8.01. Other Events

During 2010, Mr. Greene introduced the Company to Cogility Software Corporation ("Cogility"). In September 2011, the Company acquired Cogility, and simultaneously therewith Cogility's founder Mr. Ghourdjian joined the Company as a director and as Chief Technology Officer. In February 2013, the Company sold Cogility to Drumright Group, LLC.

On October 17, 2013, Mr. Ghourdjian, the Deborah Sue Ghourdjian Separate Property Trust (the "Ghourdjian Trust") and the Company entered into a Settlement Agreement pursuant to which, among other things: (a) Ghourdjian and the Ghourdjian Trust sold to the Company 690,796 shares of common stock of the Company for an aggregate purchase price of $50,000, of which $30,000 was paid on October 19, 2013 and the remaining $20,000 will be paid on February 14, 2014; (b) Ghourdjian resigned as a director, officer and employee of the Company effective as of October 18, 2013; (c) Ghourdjian, the Ghourdjian Trust and the Company entered into a Mutual Release of all claims against each other; and (d) Ghourdjian and the Ghourdjian Trust made certain representations, warranties and certifications to the Company in regard to Cogility's software and intellectual property.

Also on October 17, 2013, Mr. Greene and the Company entered into a Settlement Agreement pursuant to which, among other things: (a) Greene's options to purchase 25,000 shares of common stock of the Company at an exercise price of $0.001 per share were terminated; and (b) Greene and the Company entered into a Mutual Release of all claims against each other. As described above, Mr. Greene also resigned as a director.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                                                                                                                                       ACQUIRED SALES CORP

                                                                                                                                /s/ Gerard M. Jacobs
                                Gerard M. Jacobs
                                Chief Executive Officer

Dated:  October 22, 2013